Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY APPOINTS JANICE MEYER TO
BOARD OF DIRECTORS

CALABASAS HILLS, Calif., – February 19, 2020 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the expansion of its Board of Directors from seven to eight members and appointed Janice L. Meyer to the Company’s Board of Directors as an independent member. Ms. Meyer will also serve on the Audit Committee of the Board and will stand for election at the 2020 Annual Meeting of Stockholders.

“Janice brings unique perspective having covered the restaurant industry as an analyst for most of her career,” said David Overton, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “Her experience will complement our other Board members as we continue to execute on our growth strategy.”

Following a 20-year career in sell-side research and investment banking covering the restaurant industry at Credit Suisse AG, Donaldson, Lufkin & Jenrette and Morgan Stanley, Ms. Meyer co-founded Rellevant Partners, a private equity firm that focuses on lower middle-market restaurant and food & beverage companies. As a Managing Partner of the firm, Ms. Meyer is responsible for overseeing all aspects of the investment process, including analyzing, advising and monitoring portfolio companies. She also serves on the Board of Directors of Tillster, Inc., a restaurant industry-focused technology company, is a Trustee of The Windward School and a former board member of Chop’t Creative Salad Company.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. Delicious, memorable experiences created by passionate people – this defines who we are and where we are going. We currently own and operate 294 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia® and a collection within the Fox Restaurant Concepts subsidiary. Internationally, 26 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers. In 2020, we were named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the seventh consecutive year. To learn more, visit www.thecheesecakefactory.com, www.northitaliarestaurant.com and www.foxrc.com.

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